KPMG LLP
Two Financial Center
60 South Street
Boston, MA  02111
Telephone +1 617 988 1000
Fax       +1 617 507 8321
Internet   www.us.kpmg.com


CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING
FIRM



To the Shareholders and
Board of Trustees of
Federated Municipal Securities Income Trust:


We consent to the use of our reports dated
October 25, 2010, with respect to the financial statements of Federated Municipal High
Yield, Federated Michigan Intermediate
Municipal Trust, Federated New York
Municipal Income Fund, Federated Ohio
Municipal Income Fund, Federated
Pennsylvania Municipal Income Fund, each a portfolio of Federated Municipal Securities
Income Trust, as of August 31, 2010,
incorporated herein by reference and to the references to our firm under the headings
?Financial Highlights? in the prospectuses and ?Independent Registered Public Accounting
Firm?, ?Addresses?, and ?Appendix? in the statements of additional information.



Boston, Massachusetts
October 25, 2010